UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 27, 2008

(Date of Earliest Event Reported)

Clarient, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22677	75-2649072
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

31 Columbia, Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

(949) 425-5700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Amendment and Restatement of Comerica Loan Agreement

                On February 28, 2008, the Company entered into an Amended and Restated Loan Agreement with Comerica Bank (the “Amended Comerica Loan Agreement”) to amend and restate the Loan Agreement entered into between the Company and Comerica Bank on February 13, 2003 (as amended from time to time, the “Original Comerica Loan Agreement”).  Indebtedness under the Original Comerica Loan Agreement matured on February 27, 2008. Like the Original Comerica Loan Agreement, the Amended Comerica Loan Agreement consists of a $12.0 million revolving line of credit.  At the Company’s option, borrowings under the Amended Comerica Loan Agreement can bear interest at the bank’s prime rate minus 0.5% or at a rate equal to LIBOR plus 2.45%, provided however, that upon the achievement of certain financial performance metrics the rate will decrease by 0.25%.  The maturity date under the Amended Comerica Loan Agreement is February 26, 2009 (subject to acceleration if an event of default occurs).  The Amended Comerica Loan Agreement provides for a one-time facility fee of $20,000 and contains one financial covenant related to tangible net worth, which is required to be not less than negative $5.3 million through March 31, 2008 (with further reductions to negative $6.74 million from April 1, 2008 through June 30, 2008 and to negative $7.5 million from July 1, 2008 through September 30, 2008 (at which time the financial covenant is to be reset by the parties)).  The terms of the Amended Comerica Loan Agreement are otherwise similar to the terms of the Original Comerica Loan Agreement and include customary representations and warranties, covenants and events of default.

                The Company’s borrowings under the Amended Comerica Loan Agreement (which were incurred while the Original Comerica Loan Agreement was in place) total $9.0 million as of the date hereof and are being used for working capital purposes.  The remaining availability under the Amended Comerica Loan Agreement was used to obtain a $3.0 million stand-by letter of credit for the landlord of the Company’s leased facility in Aliso Viejo, California under the terms of the Company’s lease of that facility.  As a result, the Company has no additional borrowing capacity under the Amended Comerica Loan Agreement.  Borrowings under the Amended Comerica Loan Agreement are guaranteed by affiliates of Safeguard Scientifics, Inc. (collectively, “Safeguard”), the Company’s majority stockholder, in exchange for an annual fee of 0.5% of the amount guaranteed and an amount equal to 4.5% per annum of the daily-weighted average principal balance outstanding. Additionally, the Company is required to pay Safeguard a quarterly usage fee of 0.875% of the amount by which the daily average principal balance outstanding under the Amended Comerica Loan Agreement exceeds $5.5 million.

        Borrowings under the Amended Comerica Loan Agreement are subordinated in right of payment to borrowings under the Company’s senior secured credit facility with General Electric Capital Corporation (“GE Capital”).  Although the Amended Comerica Loan Agreement did not result in a change in aggregate borrowings under the Company’s original revolving credit facility with Comerica Bank and the terms of the Amended Comerica Loan Agreement are substantially the same as the terms of the Original Comerica Loan Agreement, the Company was required to obtain the consent of GE Capital to the amendment and restatement of the Original Comerica Loan Agreement, which consent has not been obtained.  In addition, the Company believes that as of December 31, 2007, it was not in compliance with one of the financial covenants under the Company’s credit facility with GE Capital.   Such non-compliance creates an event of default under the GE facility and constitutes a cross-default under the Amended Comerica Loan Agreement and under the Company's subordinated revolving credit facility with Safeguard.  The Company is in discussions with GE Capital regarding obtaining a consent and/or waiver with respect to these matters, but there is no assurance that such a consent and/or waiver will be obtained.  The Company is exploring various alternatives to replace and/or refinance its borrowings under its credit facility with GE Capital in the event such a consent and/or waiver is not obtained.

Item 1.02               Termination of a Material Definitive Agreement.

                As noted above under Item 1.01, on February 28, 2008, the Company entered into the Amended Comerica Loan Agreement to amend and restate the Original Comerica Loan Agreement.  The descriptions of the Original Comerica Loan Agreement and of the Amended Comerica Loan Agreement set forth in Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As noted above under Item 1.01, on February 28, 2008, the Company entered into the Amended Comerica Loan Agreement to amend and restate the Original Comerica Loan Agreement.  The description of the Amended Comerica Loan Agreement and of the Company’s borrowings thereunder set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 2.04               Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

                As described above under Item 1.01, borrowings under the Original Comerica Loan Agreement were due and payable on February 27, 2008, which was the maturity date of the Original Comerica Loan Agreement.  Such borrowings are now due and payable on February 26, 2009, subject to earlier acceleration thereof, under the terms of the Amended Comerica Loan Agreement.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: March 4, 2008	By:	/s/ James V. Agnello
	Name:	James V. Agnello
	Title:	Senior Vice President and Chief Financial Officer